Exhibit (a)(1)(iv)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

MyoKardia, Inc.

at
$225.00 Net per Share
Pursuant to the Offer to Purchase Dated October 19, 2020
by

Gotham Merger Sub Inc.

a wholly owned subsidiary of
Bristol-Myers Squibb Company
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT (NEW YORK CITY TIME), ONE MINUTE AFTER 11:59 P.M. NEW YORK CITY TIME, ON NOVEMBER 16, 2020, UNLESS THE
OFFER IS EXTENDED OR EARLIER TERMINATED.
October 19, 2020
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Gotham Merger Subsidiary, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of MyoKardia, Inc., a Delaware corporation (“MyoKardia”), at a purchase price of $225.00 per Share (the “Offer Price”), net to the seller in cash, without interest, subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 19, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.
Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:
1.	The Offer to Purchase.
2.
The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	IRS Form W-9 and instructions providing information relating to federal income tax backup withholding.
4.
Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Equiniti Trust Company, the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

5.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	MyoKardia’s Solicitation/Recommendation Statement on Schedule 14D-9 dated October 19, 2020.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT (NEW YORK CITY TIME, ONE MINUTE AFTER 11:59 P.M. NEW YORK CITY TIME, ON NOVEMBER 16, 2020, UNLESS THE OFFER IS EXTENDED OR EARLY TERMINATED.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 3, 2020 (the “Merger Agreement”), by and among MyoKardia, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following (but in any event on the same date as) the acceptance of the Shares for payment (the “Offer Acceptance Time”), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, Purchaser will merge with and into MyoKardia (the “Merger”), with MyoKardia continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by MyoKardia, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, subject to any required withholding of taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer, who are entitled to demand and properly demand appraisal of such Shares pursuant to, and who fully comply in all respects with, the applicable provisions of Section 262 of the DGCL, will have the right to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.
The board of directors of MyoKardia (the “MyoKardia Board”), at a meeting duly called and held, unanimously adopted resolutions (a) determining that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of MyoKardia and its stockholders, (b) authorizing and approving the execution, delivery and performance by MyoKardia of the Merger Agreement and the consummation by MyoKardia of the Transactions, (c) resolving that the Merger will be effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time and (d) recommending that MyoKardia’s stockholders accept the Offer and tender their Shares in the Offer. MyoKardia has been advised that all of its directors and executive officers intend to tender all of their transferrable Shares pursuant to the Offer.
Purchaser will not be required to consummate the Offer if any of the following conditions, among other conditions, exist or have occurred and are continuing at the scheduled Expiration Time of the Offer: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by Parent or Purchaser, does not represent at least one Share more than 50% of the then outstanding Shares; (b) any restraint is in effect enjoining, making illegal or otherwise prohibiting consummation of the Offer or the Merger; (c) there is an action instituted or pending by a governmental authority of competent jurisdiction seeking any judgment (i) to prevent, prohibit or make illegal the consummation of the Offer or the Merger, (ii) to prohibit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full rights of ownership with respect to the stock of MyoKardia or (iii) in connection with the Offer or the Merger, to prohibit, limit, restrain or impair in any material respect Parent’s ability to own, control, direct, manage, or operate or to retain or change any material portion of the assets, licenses, operations, rights, product lines, businesses or interests therein of MyoKardia or its subsidiaries or any of the material assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or its subsidiaries (other than, in each case, a Divestiture Action (as defined in the Offer to Purchase) required to be taken by Parent and Purchaser pursuant to the Merger Agreement); (d) the waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder has neither expired nor has early termination thereof been granted or there is in effect any voluntary agreement between Parent, Purchaser or MyoKardia and the Federal Trade Commission or the Department of Justice pursuant to which Parent, Purchaser or MyoKardia will not consummate the Merger for any period of time; (e) there is an inaccuracy in the representations and warranties made by MyoKardia in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement; (f) MyoKardia has not complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the scheduled Expiration Time under the Merger Agreement; and (g) since the date of the Merger Agreement there has been a Material Adverse Effect (as defined in the Offer to Purchase) that is continuing as of the scheduled Expiration Time. These and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.
Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than to the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.
Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.
If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,

MacKenzie Partners, Inc.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.